UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Cal-Maine Foods, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i) and 0-11

TO OUR STOCKHOLDERS

Fiscal 2025 was an extraordinary year of growth and transformation for Cal-Maine Foods. With solid execution, we continued to advance our strategy in a challenging and dynamic market environment and responded to new market opportunities that we believe will shape our future growth.

For fiscal year 2025, we reported net sales of $4.3 billion, compared with $2.3 billion in fiscal 2024. Our sales reflect significantly higher shell egg market prices compared to the prior year, with an average customer selling price of $3.134 per dozen for fiscal 2025 compared with $1.932 per dozen for fiscal 2024. The higher market prices were primarily the result of the reduced supply of shell eggs across the industry related to highly pathogenic avian influenza (“HPAI”). At the same time, we continued to benefit from strong consumer demand for shell eggs, and we sold 1.283 billion dozen eggs for the year, compared with 1.148 billion dozen eggs sold in fiscal 2024.

For fiscal 2025, net income attributable to Cal-Maine Foods was $1.2 billion, or $24.95 per diluted share, compared with $276.3 million, or $5.69 per diluted share, for fiscal 2024. Our strong financial results drove our ability to return capital to stockholders. Pursuant to the Cal-Maine Foods’ variable dividend policy, we returned $330.3 million in common stock dividends to stockholders tied to our fiscal 2025 results.

During the fourth quarter of fiscal 2025, we completed an underwritten public offering of shares of Cal-Maine Foods common stock sold by the Company’s founding family. All outstanding shares of the Company’s Class A common stock were converted into shares of the Company’s common stock. As a result, Cal-Maine Foods has ceased to be a “controlled company” pursuant to the rules of The Nasdaq Stock Market.  Upon completion of this offering, we purchased approximately $50 million of our common stock, pursuant to our $500 million share repurchase program, which was approved by the Company’s Board of Directors on February 25, 2025, leaving approximately $450 million remaining under the share repurchase program at the end of fiscal 2025.

In fiscal 2025, we continued to experience strong demand for shell eggs, and our team did an outstanding job throughout the year in meeting this demand despite the ongoing supply shortages. As a leader in our industry, we are mindful of our critical role in supporting the nation’s food supply by providing an affordable, high-value protein option. Over the past year, we took assertive steps to address this need and enhance our production capacity, while managing our operations in a safe and responsible manner. We have approximately $60 million in ongoing organic expansion projects with planned completion in calendar 2025, which together are expected to add approximately 1.1 million cage-free layer hens and 250,000 pullets and contract production of 1.2 million free-range layer hens.

We were also fortunate to benefit from our recent acquisitions, which complement our organic growth initiatives and support the expansion of our production capacity in this challenging supply environment. The acquisition of ISE America, Inc.’s commercial egg assets, completed in June 2024, added approximately 4.7 million layer hens to our flock, including production operations in Maryland, New Jersey, Delaware and South Carolina, as well as an extensive customer distribution network across the Northeast and Mid-Atlantic states. In addition, the new production from our operations in Dexter, Missouri, has continued to progress, with the potential to add another 1.2 million layer hens to our total flock in calendar 2025. In February, we acquired certain assets of Deal-Rite Feeds, Inc. and its affiliated entities, including two feed mills, storage facilities, usable grain, vehicles, related equipment and retail feed sales business located in Statesville and Union Grove, North Carolina. These operations are strategically located near our North Carolina shell egg production operations, allowing us to enhance our production efficiencies with lower feed and delivery costs. We will continue to focus on acquiring operations that align with our strategic objectives, looking at critical factors including geographic relevance, operating synergies, product portfolio expansion, proximity to customers and potential financial returns.

We believe that today’s consumers are looking for affordable and nutritious protein options and that our shell eggs and egg products meet that need. Our ability to offer a diverse product mix has been a hallmark of our strategy and a distinct competitive advantage for Cal-Maine Foods. We strive to meet evolving consumer demand and provide choices that include conventional, cage-free, organic, brown, free-range, pasture-raised and nutritionally enhanced eggs. We also believe there are significant opportunities to offer additional choices through value-added egg products to our established customer base. In the second quarter of fiscal 2025, we completed a strategic investment with Crepini LLC, establishing a new egg products and prepared foods joint venture, Crepini Foods LLC. The Crepini joint venture complements our other egg product offerings from our growing Meadowcreek Foods operation, which offers hard-cooked eggs for institutional, food service and retail needs.

Following the end of fiscal 2025, we completed the acquisition of Echo Lake Foods, a producer and marketer of quality prepared foods, which further supports our growth strategy to enhance our product portfolio. We believe we have the ability to derive value from our other strategic investments and believe there are significant opportunities to use our scale and established customer relationships to further expand our business. We are excited about the new market opportunities that Echo Lake Foods provides for Cal-Maine Foods and our customers, and we look forward to working together on a successful integration.

Across Cal-Maine Foods, our dedicated managers and employees have remained steadfast in their commitment to manage our operations safely and efficiently and meet the needs of our customers. We have a proven operating model that has served us well throughout the business cycles and external forces that affect our industry, including HPAI. We remain diligent in our efforts to mitigate future risks and minimize potential disruption to our overall production and distribution. Since 2015, we have invested over $70 million in best-in-class biosecurity technology, equipment, procedures, and training. We are also encouraged by the support of the United States Department of Agriculture, which announced earlier this year up to $1.0 billion in investments across the industry to address HPAI, including supporting expanded biosecurity measures, regulatory relief for farmers, increased vaccine research and other options to support the domestic egg supply. While these measures will require further study and take time to implement, we believe they represent an important step toward reaching a more favorable balance of supply and demand.

We are extremely proud of our performance in fiscal 2025, as Cal-Maine Foods has continued to demonstrate resilience through a period of unprecedented challenges for our industry. Our consistent ability to meet the demands of our customers is a testament to tenacious execution of our operating model and our strategy, regardless of market conditions. As always, we remain focused on optimizing the aspects of our business that we can control. We have a growth strategy focused on expanding our shell egg production capacity and product mix, both organically and through strategic acquisitions. As we continue to expand our egg products portfolio, we believe we have the ability to leverage our existing distribution channels and extend our reach in food service and retail marketplaces. With our leading production scale, fully integrated operations, diverse product offering, and a strong financial position that supports our growth initiatives, we believe Cal-Maine Foods is well positioned for continued growth.

Above all, we are committed to our mission to be the most reliable and sustainable producer of fresh shell eggs, egg products and prepared foods in the United States. We are extremely grateful to our dedicated employees who honor this mission and work hard every day to provide exceptional service and meet the dynamic needs of our valued customers. Together, we look forward to the opportunities ahead for Cal-Maine Foods in fiscal 2026 and beyond.

Thank you for the support your investment provides.

Sincerely,

Dolph Baker	Sherman Miller
Chairman of the Board of Directors	President and Chief Executive Officer